Exhibit 11:   Statement re: Computation of Earnings Per Share

     The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of dilutive potential common stock. Potential dilutive common stock had no effect on income available to common shareholders.

Quarter Ended June 30,	2003		2002

		Per Share		Per Share
	Shares	Amount	Shares	Amount

Basic earnings per share	2,131,882	$0.57	2,115,102	$0.21

Effect of dilutive securities, stock options	176,711		50,246

Diluted earnings per share	2,308,593	$0.52	2,165,348	$0.21

Net Income utilized in the earnings per share calculations above:	$1,209,000		$452,000

Six Months Ended June 30,	2003		2002

		Per Share		Per Share
	Shares	Amount	Shares	Amount

Basic earnings per share	2,123,492	$1.10	2,115,102	$0.34

Effect of dilutive securities, stock options	162,753		51,675

Diluted earnings per share	2,286,245	$1.02	2,166,777	$0.33

Net Income utilized in the earnings per share calculations above:	$2,333,000		$720,000